                   TWENTIETH CENTURY CAPITAL PORTFOLIOS, INC.

                             ARTICLES SUPPLEMENTARY

         TWENTIETH CENTURY CAPITAL PORTFOLIOS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the
"Corporation"), hereby certifies to the State Department of Assessments and
Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article SEVENTH of the Charter of the Corporation, the
Board of Directors of the Corporation has duly established two (2) different series for the Corporation's stock (each hereinafter referred to as a "Series").
On July 30, 1994, the Board of Directors, acting in accordance with Section
2-105(c) of the Maryland General Corporation Law, increased the total number of shares of capital stock that the Corporation has the authority to issue.
Immediately prior to the increase, the Corporation had the authority to issue
One Hundred Million (100,000,000) shares of capital stock. As increased, the
Corporation has the authority to issue Two Hundred Million (200,000,000) shares of capital stock. Both immediately before the increase and after the increase, all shares authorized are classified as common stock, subject to serialization as set forth below. The par value of its common stock immediately before the increase was, and after the increase is, One Cent ($.01) per share. Immediately prior to the increase the aggregate par value of all shares of all classes of stock that the Corporation is authorized to issue was One Million Dollars
($1,000,000). After giving effect to the increase, the aggregate par value of all shares of all series of stock that the Corporation is authorized to issue is
Two Million Dollars ($2,000,000). The Board of Directors has serialized One
Hundred Million (100,000,000) shares of the Two Hundred Million (200,000,000)
shares of authorized capital stock of the Corporation, par value One Cent ($.01)
per share, among the Series as follows:

Series                                Number of Shares       Aggregate Par Value
------                                ----------------       -------------------

Twentieth Century Value               80,000,000                      $800,000
Twentieth Century Equity Income       20,000,000                       200,000

The par value of each share of stock in each Series is One Cent ($0.01) per share.

         SECOND: Except as otherwise provided by the express provisions of these
Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or any unissued shares that have not been allocated to a Series, and to fix or alter all terms thereof, to the full extent provided by the Charter of the Corporation.

         THIRD: A description of the Series, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Charter of the Corporation and is not changed by these Articles
Supplementary, except with respect to the creation of the various Series.

         FOURTH: The Board of Directors of the Corporation duly adopted resolutions dividing into Series the authorized capital stock of the Corporation and allocating shares to each Series as set forth in these Articles
Supplementary.

         IN WITNESS WHEREOF, TWENTIETH CENTURY CAPITAL PORTFOLIOS, INC. has
caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Executive Vice President and its corporate seal to be hereunto affixed and attested to by its Secretary on this 24th day of April,
1995.

                                          TWENTIETH CENTURY CAPITAL
ATTEST:                                   PORTFOLIOS, INC.

       /s/ Patrick A. Looby                     By:  /s/ William M. Lyons
Name:  Patrick A. Looby                       Name:  William M. Lyons
Title: Secretary                             Title:  Executive Vice President

         THE UNDERSIGNED Executive Vice President of TWENTIETH CENTURY CAPITAL
PORTFOLIOS, INC., who executed on behalf of said Corporation the foregoing
Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said
Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.

Dated:  April 24, 1995                /s/ William M. Lyons
                                      William M. Lyons, Executive Vice President